 Exhibit 99.6

Freshfields Bruckhaus Deringer LLP Ampal - American Israel Corporation EMG – Bilateral Investment Treaty Claim CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 1 Freshfields Bruckhaus Deringer LLP has an experienced and well - known international arbitration practice with vast experience in bilateral investment treaty claims. Freshfields has been retained by EMG and several international shareholders of EMG including Ampal, Merhav, EGI & PTTI. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 2 What is a Bilateral Investment Treaty? (“BIT”) • A BIT is an international treaty that provides foreign investors with a broad range of rights and protections. • A BIT claim includes a direct and effective recourse to international arbitration against the host State. • Arbitral proceedings can result in an award enforceable worldwide, allowing a claimant to recover damages via the host State’s assets around the globe. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 3 Qualifying as Claimant under a BIT • Qualifying as an investor under a BIT depends on nationality. • Legal entities (such as companies) qualify according to their place of incorporation or, in some BITs, according to the nationality of their controlling shareholder. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 4 Ampal’s Status under BITs • Because Ampal - American Israel Corporation is a US corporation, it is eligible to file a claim under the US - Egypt BIT. • Ampal - American, like certain Ampal subsidiaries, is also eligible to file a claim under the Poland - Egypt BIT because it is controlled by Mr. Maiman, who holds Polish citizenship. • Ampal will file a claim under the US - Egypt BIT, while certain Ampal subsidiaries will file under Poland - Egypt BIT. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 5 Ampal’s Claims under the BIT • Ampal may claim that Egypt has violated the following obligations under the US - Egypt BIT:  the obligation to protect investments within its territory;  the obligation to “ensure fair and equitable treatment” for investments;  the guarantee of national and most - favored - nation treatment;  the guarantee that the management, maintenance, use, enjoyment, extension, sale, and liquidation of the investments will not be impaired by unreasonable or discriminatory measures;  the obligation not to subject the investments to direct or indirect expropriation or nationalization without providing both “effective and adequate compensation”; and  the duty to observe all obligations entered into with regard to investments held by foreign nationals or companies. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 6 Compensation available through arbitration • If an arbitral tribunal finds that Egypt violated any of its obligations, Ampal may be entitled to monetary damages.  Compensation corresponds to the economic loss resulting from the breaches of the BIT, calculated in accordance with applicable standards of international law.  Compensation typically corresponds to the amount of money that would be necessary to restore the injured investor to the economic position that it would have been in but for the State’s wrongful conduct. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 7 Dispute Resolution Provisions of BITs • The US - Egypt BIT provides direct access to arbitration under the auspices of the World Bank’s International Centre for the Settlement of Investment Disputes (ICSID). • The Poland - Egypt BIT envisages arbitration under the rules of the International Court of Arbitration of the International Chamber of Commerce (ICC), the Arbitral Institute of the Stockholm Chamber of Commerce (SCC), or the Arbitration Rules of the United Nations Committee on International Trade Law (UNCITRAL). CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 8 Enforcement of Arbitral Awards • ICSID arbitration can result in an award that is widely enforceable around the world. Pursuant to the ICSID Convention, an ICSID Award may be enforced in a State that is a signatory to the ICSID Convention as if it were a final judgment of a court of that State. • An UNCITRAL or SCC award may be enforced pursuant to the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the New York Convention ). This Convention provides a streamlined enforcement mechanism that has been adopted in nearly 150 countries. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 9 Time Frame • Before a request for arbitration can be filed, the US - Egypt BIT and Poland - Egypt BIT provide for a 6 - month consultation period that begins when a party raises a dispute with the host State. • Ampal sent a letter starting the consultation period under the US - Egypt BIT on May 18 , 2011 and a similar letter under the Poland - Egypt BIT on August 26 , 2011 . • The total time taken to determine a claim depends on many factors, including whether the proceedings are bifurcated into separate jurisdictional and substantive proceedings. A rough estimate for the time between submitting the request for arbitration and a final award is two years . • Egypt has historically paid arbitral awards against it, including in cases known to us with respect to awards under BITs. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 10 EMG’s Claim • On October 6 , 2011 , EMG filed a request for arbitration against its gas suppliers (EGPC/EGAS) under the dispute resolution clause in the Gas Supply and Purchase Agreement between EMG and EGPC/EGAS. • The request for arbitration was filed with the ICC; any resulting award may be enforced globally pursuant to the New York Convention. • In the request for arbitration, EMG claimed for monetary damages and an order that EGPC/EGAS fulfill their delivery obligations under the GSPA. • Although parallel arbitrations are proceeding simultaneously, total combined recovery cannot exceed the value of harm suffered by EMG and its investors. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 11 Conclusion • EMG and Ampal (as well as other international shareholders of EMG) have several possibilities for recovery of damages for the injury caused to them by EGPC/EGAS and by the State of Egypt. In summary, these possibilities include:  Ampal bringing claims under BITs through international arbitration;  EMG’s claim under the GSPA against EGPC/EGAS, for breach of contract; and  exerting political pressure on Egypt and EGPC/EGAS through diplomatic channels and press releases, in order to facilitate resolution of the dispute. • Based on the information we have available to us at this time, EMG, Ampal and other international shareholders of EMG have a reasonable chance of successfully recovering damages from both contractual and BIT arbitration proceedings. CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 12 Contacts Lucy Reed T + 1 212 277 4030 E lucy.reed@ freshfields.com Noah Rubins T +33 1 44 56 29 12 E noah.rubins@ freshfields.com Adir Waldman T + 972 3 541 1556 E adir.waldman.il@ freshfields.com CONFIDENTIAL — DO NOT DISCLOSE

16 / 08 / 2012 13 This material is for general information only and is not intended to provide legal advice. © Freshfields Bruckhaus Deringer LLP 2011 CONFIDENTIAL — DO NOT DISCLOSE